Exhibit 4.1

TERM LOAN AGREEMENT

THIS AGREEMENT, is made on July 30, 2015, by and between FIRST FOUNDATION BANK, a California corporation, whose mailing address is 18101 Von Karman Avenue, Suite 750, Irvine, California 92612 (the "Lender"), and CYANOTECH CORPORATION, a Nevada corporation, and NUTREX HAWAII, INC., a Hawaii corporation, both of whose mailing address is 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740 (individually and collectively, the "Borrower");

W I T N E S S E T H:

WHEREAS, the Borrower has applied to the Lender for a loan (the "Loan"), up to the principal amount of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) in order to provide working capital for payments of any remaining legal fees and to finance anticipated cost overruns from operations; and

WHEREAS, the Lender is willing to make a loan to the Borrower on the terms and conditions hereinafter set forth and in full reliance upon the representations and warranties made by the Borrower in this Agreement;

NOW, THEREFORE, the Borrower and the Lender, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, hereby agree as follows:

Section 1. The Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to lend and the Borrower agrees to borrow from the Lender the principal sum not to exceed TWO MILLION FIVE HUNDRED THOUSAND AND N0/100 DOLLARS ($2,500,000.00).

The obligation of the Borrower to repay the Loan, together with accrued interest thereon, shall be evidenced by that certain Promissory Note (the "Note"), in form and substance satisfactory to the Lender, duly executed and delivered by the Borrower to the Lender.

Interest shall accrue on the outstanding principal balance of the Note, and monthly payments of principal and interest shall be paid by Borrower in accordance with the terms of the Note.

Interest shall be calculated daily on the basis of the actual number of days elapsed over a 365-day year.

All payments shall be applied first to accrued interest, then to the principal balance and then to any charges payable by the Borrower.

The maturity date for the Note shall be on September 01, 2022, at which time the entire outstanding balance, plus all accrued but unpaid interest shall be due and payable in full.

Not later than the Closing Date, as hereinafter defined, the Borrower shall have paid a nonrefundable loan fee to the Lender in the amount of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00), of which $12,500.00 shall be payable to Hawaii Lending Specialists, LLC, doing business as Commercial and Business Lending, and $12,500.00 shall be payable to the Lender. The Borrower shall have also paid the USDA Guarantee fee in the amount of SIXTY THOUSAND AND NO/100 DOLLARS ($60,000.00).

In addition to the initial USDA Guarantee fee, the United States Department of Agriculture Rural Development ("USDA") requires an annual fee of 0.50% based on the outstanding guaranty balance as of December 31st of each year, (i.e., eighty percent (80%) of the Loan principal balance outstanding). This annual fee shall be paid by the Lender to the USDA.

To secure the due and punctual payment of the Note, and the performance of any and all obligations of the Borrower under the "Loan Documents" (as hereinafter defined), the Borrower will deliver or cause to be delivered to the Lender on or before the Closing Date:

(a) A Mortgage, Security Agreement and Financing Statement (the "Mortgage"), in form and content satisfactory to the Lender, dated concurrently with the Note, duly executed and acknowledged by CYANOTECH CORPORATION, as "Mortgagor", constituting at all times a valid and subsisting second lien upon the leasehold property located at 73-860 Makako Bay Drive, Kailua-Kona, Hawaii 96740, identified by Tax Map Key No. (3) 7-3-043-063 (the "Property"), and on all structures and improvements constructed and located thereon and a valid and subsisting security interest in any and all other personal property now owned or hereafter acquired by the Mortgagor, and incorporated in the improvements or otherwise situated upon the Property.

(b) An Assignment of Lessor's Interest in Leases and Rents (the "Assignment"), in form and content satisfactory to the Lender, dated concurrently with the Note, duly executed and acknowledged by Mortgagor, as assignor, unconditionally and absolutely assigning to the Lender all of the Mortgagor's right, title and interest in and to any leases, rents and proceeds arising out of the Property.

(c) Two Security Agreements (collectively, the "Security Agreement"), in form and content satisfactory to the Lender, duly executed and acknowledged by each respective Borrower, as debtor, constituting at all times valid and subsisting liens on all of the assets and personal property of each Borrower, including, but not limited to, all furnishings, fixtures and equipment relating to or used in connection with the Property (the "Collateral").

(d) Two UCC Financing Statements (collectively, the "Financing Statement"), in form and content satisfactory to the Lender perfecting the Lender's security interest in and to the Collateral, including but not limited to, personal property related to the Property.

(e) The United States Department of Agriculture Rural Development Unconditional Guarantee -Business and Industry Guaranteed Loan Program for an eighty percent (80%) guarantee of the Loan (the "USDA Guarantee").

(f) A Hazardous Substances Certificate and Indemnity Agreement (the "Indemnity Agreement"), in form and content satisfactory to the Lender, duly executed and acknowledged by Borrower.

(g) Sublessor's Consent to Mortgage of Sublease K-4; Estoppel Certificate and Subordination Agreement dated July 30, 2015 (the "Consent to Mortgage") given by the NATURAL ENERGY LABORATORY OF HAWAII AUTHORITY, STATE OF HAWAII, as Sublessor.

This Agreement, the Note, the Mortgage, the Assignment, the Security Agreement, the Financing Statement, the USDA Guarantee, the Indemnity Agreement, the Consent to Mortgage and all other documents contemplated by or necessary to effect the purposes of this Agreement are herein sometimes collectively called the "Loan Documents".

The execution of the principal Loan Documents shall take place at the office of the Lender, at such time or times as shall be mutually agreed upon by the Lender and the Borrower. The date of filing and recordation of the Mortgage and the Assignment is herein referred to as the "Closing Date".

Section 2. Representations and Warranties by the Borrower. The Borrower represents and warrants to the Lender that:

2.1  Organization, Standing and Authority of Borrower.      CYANOTECH CORPORATION is a corporation duly registered, validly existing and in good standing under the laws of the State of Nevada. NUTREX HAWAII, INC., is a corporation duly registered, validly existing and in good standing under the laws of the State of Hawaii. Each Borrower shall provide the Lender with (i) resolutions and/or other documentation duly authorizing the execution and delivery of the documents required to be executed by such corporation; (ii) copies of its articles of incorporation certified by the State of Hawaii or Nevada, as applicable; and (iii) its by-laws. Each corporation has all requisite power and authority to carry on the business and to own the property that it now carries on and owns. Each Borrower has all requisite power and authority to execute and deliver the Loan Documents and to observe and perform all of the provisions and conditions thereof. No other corporate action of the Borrower is required to the execution and delivery of the Loan Documents. Each Borrower shall conduct and carry on its business in substantially the same field of activity as has been originally planned and as documented in the USDA loan application.

2.2  Title to the Property. The Mortgagor now has good, marketable title to the Property, free and clear of all defects, liens and encumbrances, excepting only liens for taxes, assessments of governmental charges or levies not yet delinquent or payable without penalty or interest, and such liens and encumbrances as may be approved by the Lender.

2.3  Tax Returns and Payments. All tax returns and reports of the Borrower required by law to be filed have been duly filed and all taxes, assessments, contributions, fees and other governmental charges (other than those presently payable without penalty or interest and those which have been disclosed to the Lender, but which are currently being contested in good faith) upon the Borrower or upon its properties or assets or income which are due and payable, have been paid.

2.4  Litigation. There is no action, suit, proceeding or investigation pending at law or in equity or before any federal, state, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Property which might materially affect the Borrower's ability to perform its obligations under the Loan Documents.

2.5  Financial Statements. All financial statements heretofore delivered to the Lender by the Borrower are true and correct in all respects, have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and fairly represent the financial condition of the Borrower as of the dates thereof; no material, adverse changes have occurred in the financial condition reflected therein since the respective dates thereof; and no additional borrowings have been made by the Borrower other than borrowing approved by the Lender.

2.6  Utility Services. All utility services necessary for servicing of the improvements and the operation and use thereof for their intended purposes are available at the boundary of the Property, including, but not limited to, water supply, storm and sanitary sewer facilities, electric and telephone facilities.

2.7  Access.    The Property is contiguous to publicly dedicated streets, roads or highways; and vehicular access from the Property is permitted to all such publicly dedicated streets, roads or highways.

2.8  Character of Representations and Warranties. None of the financial statements or any certificate or statement furnished to the Lender by or on behalf of the Borrower in connection with the Loan, and none of the representations and warranties in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. To the best of the knowledge of the Borrower, there is no fact which materially adversely affects or in the future (so far as the Borrower can now foresee) may materially adversely affect the ability of the Borrower to observe or perform its obligations under the Loan Documents which has not been set forth herein or in a certificate or opinion of counsel or other written statement furnished to the Lender by or on behalf of the Borrower.

2.9  Compliance with Law. The consummation of the transactions contemplated by the Loan Documents will not conflict with or result in a breach of any law, statute, ordinance, regulation, order, writ, injunction, decree or judgment of any court or governmental instrumentality, domestic or foreign.

Section 3. Conditions of the Lender's Obligation. The Lender's obligation to make the Loan hereunder is subject to the fulfillment, to the Lender's satisfaction prior to or on the Closing Date, of the following conditions:

3.1  Representations and Warranties True at Closing.    The representations and warranties contained in this Agreement and otherwise made by or on behalf of the Borrower in connection with the Loan shall be true and correct as of the Closing Date.

3.2  No Event of Default. There shall exist at the Closing Date hereunder no condition or event which would constitute an Event of Default, as defined herein, or which, after notice or lapse of time or both, would constitute an Event of Default.

3.3  Performance.    The Borrower shall have performed and complied with all agreements and conditions contained herein and required to be performed and complied with prior to or at the Closing Date.

3.4  Title Insurance. The Borrower shall have delivered to the Lender policies of title insurance on ALTA form (the "Title Policy"), including such indorsements as the Lender may require, issued by a title insurance company (the "Title Insurer") and reinsured by such number of additional title insurance companies as the Lender may require, in form, substance and amount (which shall not be less than the full principal amount of the Note) satisfactory to the Lender, insuring (or agreeing to insure) that the Mortgage constitutes a valid second lien on the Property, free and clear of all defects, liens, encumbrances and exceptions to title whatsoever, except such as are shown on Exhibit "A" attached to the Mortgage and such additional matters as the Lender may approve. The Title Policy shall effect full coverage against losses arising out of encroachments against boundary or setback lines, against losses from existing mechanics' or materialmen's liens and subsequent mechanics' and materialmen's liens which may gain priority over the Mortgage or which may attach to the Property, losses arising out of the violation of zoning ordinances and regulations and such other losses with respect to which the Lender may require coverage. The Title Policy shall contain no exclusions, stipulations or exceptions not theretofore approved by the Lender. The Lender hereby notifies the Borrower that the Borrower is free to procure such policy from any title insurer or insurers authorized to do business in the State of Hawaii.

3.5  Chattel Lien Report. The Borrower shall have delivered to the Lender a chattel lien report by a substantial, financially responsible corporate title searcher, in form and substance satisfactory to the Lender, advising the Lender that a search of the public records discloses, as of the Closing Date, no judgments, pending actions in state or federal court, security agreements, chattel mortgages, financing statements, title retention agreements, notices or certificates of tax liens or other instruments or documents (except the Mortgage and the Assignment described hereinabove) filed or recorded against the Borrower or the Property.

3.6  Insurance; Insurance Certificates. The Borrower shall have delivered to the Lender evidence of public liability and other insurance, including, but not limited to, fire insurance or all risk insurance, and flood, hurricane and such other hazard insurance as may be required by the Lender, all in form and amount satisfactory to the Lender and bearing such endorsements as shall be deemed necessary by the Lender. The Borrower hereby acknowledges the Lender's execution of this Agreement as written notice to the Borrower that the Borrower is free to procure all insurance required hereunder or under any of the other loan documents from any insurance company authorized to do business in the State of Hawaii. All losses payable under such fire, flood, hurricane and hazard insurance shall be payable to the Lender as named additional insured/mortgagee, pursuant to a standard mortgagee clause. Copies of all such policies or certificates of insurance in respect thereof shall be deposited with the Lender. Each insurer shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender at least thirty (30) days' prior written notice before any such policy or policies shall be altered or cancelled, and that no act or default of the Borrower or any other person shall affect the right of the Lender to recover under such policy or policies in case of loss or damage. In case of loss or damage to the Property either by fire or other cause, the Borrower shall promptly repay the Loan in full or use all available insurance proceeds for the restoration of the Property to its former condition, at the option of the Lender.

3.7  Appraisals. The Lender shall have received appraisal reports, in form and substance satisfactory to the Lender, by a recognized real estate appraiser(s) acceptable to the Lender, relating to the Property. The Lender shall have the right to obtain at the Borrower's expense, reappraisals of the Property from any certified appraiser designated by the Lender, from time to time, whenever such reappraisals may be (a) required by any law, rule or regulation applicable to the conduct of the Lender's business, (b) requested or directed by any governmental authority charged with the administration of such law, rule or regulation or the Lender's compliance thereof, whether or not such request or direction has the force of law, or (c) when reasonably deemed appropriate by the Lender.

3.8  Current Financial Statements. The Borrower shall have delivered current financial statements satisfactory to the Lender, showing that no adverse changes have occurred in its financial conditions since the date of the financial statements previously delivered to the Lender. All financial statements shall be provided to the Lender within ninety (90) days after the close of each fiscal year. Further, during the term of the Loan, all financial statements provided to the Lender will be true and correct in all respects, and prepared in accordance with GAAP, which fairly represent the financial condition of the Borrower as of the dates thereof; no material adverse changes will have occurred in the financial condition reflected therein since the respective dates thereof; and no additional borrowings will have been made by the Borrower other than borrowing approved by the Lender.

3.9  Evidence of Tax Payments; Tax Clearance Certificate. If requested, the Lender shall have received a Tax Clearance Certificate issued by the Department of Taxation of the State of Hawaii certifying that all taxes due to the State of Hawaii by the Borrower up to and including a date within twenty (20) days of the Closing Date have been paid.

3.10  Environmental Survey. The Lender shall have received an environmental questionnaire, acceptable to Lender, indicating that all land that is to be collateral is free of any material amounts of hazardous or toxic substances or materials, within the definition of all federal, state, or local statutes, ordinances and regulations applicable to the land, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), and any other environmental requirements all as amended to the Closing Date, or describing whether any environmentally hazardous materials or toxic substances, including, but not limited to asbestos, has been or are placed, located, held, manufactured or stored on or under the Property, except as provided therein. The Lender reserves the right to decline the Loan if the report and/or subsequent examination reveals the existence or prospect of environmentally hazardous materials in amounts or of a nature unacceptable to the Lender, in its sole discretion.

3.12  ADA Compliance. The Lender must be satisfied that the Property is in compliance with the Americans With Disabilities Act ("ADA"). Additionally, the Loan Documents will provide for the Borrower's indemnification of the Lender against all liabilities or costs which the Lender may incur resulting from the Property's non-compliance with the ADA including, but not limited to, costs incurred to bring the Property into ADA compliance.

3.13  Commitment for USDA Guarantee. The Lender shall have received and satisfactorily reviewed and accepted a United States Department of Agriculture ("USDA") Rural Development ("RD") Conditional Commitment ("Conditional Commitment") for Guarantee equal to

80% of the Loan.

3.14  Trade Confirmation. The Lender shall have received a Trade Confirmation from McDonald USAF, LP for the purchase of the 80% USDA Guaranteed portion of the Loan.

Section 4. Other Covenants of the Borrower. The Borrower covenants and agrees with the Lender as follows:

4.1  Information. The Borrower shall (a) furnish to the Lender with reasonable promptness such data and information, financial or otherwise, concerning the Borrower as from time to time may reasonably be requested by the Lender, including but not limited to, Borrower's audited fiscal year end financial statements, in a form acceptable to the Lender, due within ninety (90) days of the business fiscal year end, such financial statements will contain, at a minimum, a balance sheet and a profit and loss statement reflecting the financial condition of Borrower as of its year end, which Lender shall obtain from Borrower, analyze and provide copies of such statements with a detailed written analysis to USDA within one hundred twenty (120) days; (b) promptly notify the Lender of any condition or event which constitutes a breach or event of default of any covenant, condition, warranty, representation or provision of any of the Loan Documents and of any materially adverse change in the financial condition of the Borrower; and (c) permit any authorized representative of the Lender, upon reasonable notice to Borrower, to inspect the Borrower's books of account (and to make extracts or copies therefrom) and to discuss the Borrower's affairs, finances and accounts with its accountants, agents, officers and accounting department representatives, all at such reasonable times and as often as the Lender may reasonably request.

4.2  Financial Covenants.

(a) Borrower shall maintain, on an annual basis, a Debt Service Coverage Ratio of at least 1.25:1.00. For the purposes of this Agreement, the "Debt Service Coverage Ratio" shall be defined as Net Profit plus Depreciation plus Depletion plus Amortization divided by Total Debt Service, all determined in accordance with generally accepted accounting principles.

(b)      Borrower shall maintain, on an annual basis, a Current Ratio of at least 2.10:1.00. For the purposes of this Agreement, the "Current Ratio" shall be defined as Current Assets divided by Current Liabilities.

(c) Borrower shall maintain, on an annual basis, a Debt-to-Tangible Net Worth not more than 2.00:1.00. For the purposes of this Agreement, the "Debt-to-Tangible Net Worth" shall be defined as Total Liabilities divided by Tangible Net Worth. "Tangible Net Worth" shall be defined as Total Assets minus Total Liabilities minus Intangible Assets.

(d) Borrower shall not invest in additional fixed asset purchases in an annual aggregate of more than $500,000.00 without approval of the Lender.

4.3  Payment of Taxes.    The Borrower shall pay or cause to be paid all taxes, assessments or other governmental charges levied upon any of its properties or assets, or in respect of its income before the same become delinquent except that the Borrower will have the right to contest assessments and other charges in the manner provided herein.

4.4  Litigation. The Borrower will give the Lender prompt notice of:

(a) Any litigation or claims of any kind in excess of FIFTY THOUSAND AND NO/1 00 DOLLARS ($50,000.00) which might subject the Borrower to any liability, whether covered by insurance or not; and

(b) All complaints and charges filed by any governmental agency or any other party affecting the Property, or exercising supervision or control of the Borrower, or its respective businesses or assets which may impair the security of the Lender or adversely affect any of its right hereunder.

4.5  Compliance with Loan Documents and Other Documents. Borrower shall duly perform and observe all covenants, conditions, undertakings and obligations to be performed by the Borrower under the Loan Documents.

4.6  Indemnification of the Lender. The Borrower shall indemnify and hold the Lender harmless from any and all claims asserted against the Lender by any person, entity or governmental authority arising out of or in connection with the sale or use of the Property. The Lender shall be entitled to appear in any action or proceeding to defend itself against such claims and all costs incurred by the Lender in connection therewith, including attorneys' fees, shall be reimbursed by the Borrower to the Lender within ten (10) days after presentment, as provided herein. Any failure to so reimburse the Lender within the specified time period shall constitute an Event of Default under this Agreement, and the unreimbursed amount shall thereupon be added to the Loan and shall bear interest at the rate then in effect thereunder until paid.

The Lender shall, at its sole option, be entitled to settle or compromise any asserted claim against it, and such settlement shall be binding upon the Borrower for purposes of this indemnification. Payment thereof by the Lender or the payment by the Lender of any judgment or claim successfully perfected against the Lender shall constitute an additional principal advance under the Loan, shall bear interest at the Note rate and shall be payable upon demand of the Lender. The agreements contained in this section shall survive repayment of the Loan and shall survive the termination of any other portions of this Agreement.

4.7  Other Projects. The Borrower shall not enter into any agreements, arrangements or ventures which shall impair its ability to perform its obligations under the Loan Documents.

4.8  Indebtedness. The Borrower shall not create, assume or guarantee or become or remain liable for or committed to incur, directly or indirectly, any indebtedness except:

(a)      Indebtedness in respect of the Loan Documents;

(b)     Indebtedness for taxes, assessments, governmental charges or levies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions herein;

(c)      Indebtedness incurred in the ordinary course of business which will not materially impair the ability of the Borrower to repay the Loan; and

(d)      Indebtedness approved by the Lender.

4.9  Mortgages, Liens and Encumbrances. Without the Lender's prior written consent, the Borrower shall not incur or suffer to be created or incurred or to exist any encumbrance, mortgage, security interest, pledge, lien or charge of any kind upon the Property, whether now owned or hereafter acquired, or transfer all or any of the same for the purpose of subjecting the same to the payment of any indebtedness or performance of any other obligation or acquire or have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement; PROVIDED, HOWEVER, that the Borrower may create or incur or suffer to be created or incurred or to exist:

(a)      Liens for taxes or assessments for governmental charges or levies if payment thereof shall not at the time be required to be made in accordance with the provisions herein;

(b)     The lien and security interest of the Mortgage; and

(c)     Any other liens with the prior written approval of the Lender.

The Borrower shall have the right to apply for additional loans and advances from the Lender to be secured by an additional mortgage on the Property depending upon which mortgages are in full force and effect at the time such new proceeds are disbursed by the Lender; provided that the Borrower shall not be in default under any terms and conditions of this Agreement, the Note, Mortgage and all other Loan Documents.

4.10  Merger or Sale. Without prior written approval of the Lender, the Borrower shall not enter into any merger or consolidation or assign, transfer, sell, lease or otherwise dispose of all or a substantial part of its assets except in the course of its business as planned and as documented in the USDA loan application. Any sale or disposition of business or collateral property must be approved by the Lender and RD, except for inventory sold in the ordinary course of Borrower’s business. The Borrower will not purchase or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) the Property or any interest therein or any assets (whether now owned or hereafter acquired) to, any person, other than as permitted by the Loan Documents. Without limiting the foregoing, within thirty (30) days of receipt by the Lender of a written proposal by the Borrower for the sale of the Property or any other assets, the Lender shall consider such proposal in its sole discretion, independent of the reasonableness of such proposal, and shall have the right to approve or reject such proposal. A sale or transfer of fifty percent (50%) or more of the stock of any Borrower shall constitute a sale of the Borrower's assets and will require the prior written consent of the Lender.

4.11  Investments, Loans and Advances. The Borrower shall not directly or indirectly purchase or acquire any stock or other securities of or make or permit to remain outstanding any loan or advance to or permit outside investment and loans or advances to stockholders, owners, officers, or affiliates without the prior written consent of Lender. Loans from stockholders, owners, officers or affiliates must be subordinated to the guaranteed Loan or converted to membership interest. No payments are to be made on these debts unless the Loan is current and in good standing.

4.12  Anticipation of Payment. The Borrower shall not pay or discharge any of its obligations (other than the Note) prior to the maturity thereof, and shall not intentionally cause an accelerated maturity of any obligation.

4.13  Use of Proceeds; Margin Stock Regulations. Borrower will use the proceeds of this Loan solely for the purposes specified in this Agreement. No part of the proceeds of this Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with Regulations T, U, X or any other regulations of such Board of Governors, or for any purposes prohibited by any statute, rule or regulation.

4.14  Depository Accounts. Borrower shall establish a depository relationship with Lender which shall continue throughout the term of the Loan, unless contrary to any federal, state or local law or regulation.

4.15  Cross-Default. Borrower's default or breach under any note or agreement in which Lender has an interest shall be a breach under the Loan Documents and Lender may invoke any of the remedies permitted by the Loan Documents.

4.16  Dividend Payments. Dividend payments shall be limited to an amount that, when taken, will not adversely affect the Borrower's repayment ability. No dividend payment shall be made unless (a) an after-tax profit was made in the preceding fiscal year; (b) the Borrower is and shall remain in compliance with all covenants of the Loan and USDA Conditional Commitment; (c) all Borrower's debts are paid to a current status; and (d) prior written concurrence of the Lender is obtained. This is not intended to apply to dividend payments to cover personal tax liability resulting from profitability of the business.

4.17  Compensation of Officer(s). Compensation of officers and owners shall be limited to an amount that, when taken, shall not adversely affect the Borrower's repayment ability. This amount shall not be increased year to year unless (a) an after-tax profit was made in the preceding fiscal year; (b) the Borrower is and shall remain in compliance with all covenants of the Loan and Conditional Commitment; (c) all Borrower debts are paid to a current status; and (d) prior written concurrence of the Lender is obtained.

Section 5. Default; Remedies on Default.

5.1  Events of Default. If any of the following events (herein called "Events of

Default") shall occur:

(a) The Borrower shall default in the payment of principal or interest when due on the Note and such default shall continue for ten (10) days after notice thereof has been mailed to Borrower;

(b) The Borrower shall default in the performance of or compliance with any term, covenant, condition or provision contained in any of the Loan Documents and such default shall not have been remedied within thirty (30) days after the Lender or any other person notifies the Borrower or the Borrower acquires knowledge of such default, unless the Lender determines that such default cannot be cured within thirty (30) days and that the Borrower is proceeding promptly and diligently to cure such default;

(c) The Borrower shall become insolvent or shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall become the subject of an order for relief in an involuntary case under the bankruptcy laws as now or hereafter constituted and such order shall remain in effect and unstayed for a period of sixty (60) consecutive days, or shall commence a voluntary proceeding under the bankruptcy laws as now or hereafter constituted, or shall file any petition or answer seeking for itself any arrangement, composition, adjustment, liquidation, dissolution or similar relief to which it may be entitled under any present or future statutes, law or regulation, or shall file any answer admitting the material allegations of any petition filed against it in any such proceedings; or the Borrower shall seek or consent to or acquiesce in the appointment of or taking possession by, any custodian, trustee, receiver or liquidator of all or a substantial part of its properties or assets; or within sixty (60) days after commencement of any proceedings against it seeking any arrangement, composition, adjustment, liquidation, dissolution or similar relief to which it may be entitled under any present or future statutes, law or regulation, such proceedings shall not have been dismissed; or within sixty (60) days after the appointment of, or taking possession, by, any custodian, trustee, receiver or liquidator of any or of all or a substantial part of the properties or assets of the Borrower without its consent or acquiescence, any such appointment or possession shall not have been vacated or terminated;

(d) There shall be any attachment, execution or other judicial seizure of, or affecting, the properties and assets of the Borrower or affecting the Property or the collateral, or any part thereof involving in excess of $100,000.00, unless the Borrower sets aside, dissolves, bonds off or otherwise eliminates such attachment, execution or seizure within sixty (60) days of its occurrence;

(e) Any third person shall obtain an order or decree in any court of competent jurisdiction enjoining or prohibiting the Borrower or the Lender from performing this Agreement or any Loan Document and such proceedings shall not be discontinued and such decree shall not be vacated within sixty (60) days after the granting thereof;

(f) There shall be a sale, transfer, hypothecation, assignment or conveyance of the Lender's collateral or any portion thereof or interest therein, by the Borrower without the Lender's prior written consent, except as otherwise provided in the Loan Documents;

(g) Any representation made by or on behalf of the Borrower herein or otherwise in writing in connection with the Loan shall prove to have been false or incorrect in any material respect on the date as of which such representation was made;

(h) The Lender shall reasonably determine that there has been an adverse change in the financial condition of the Borrower;

(i) A final judgment which alone or with other outstanding final judgments against the Borrower exceeds in the aggregate ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) and shall not be discharged or have execution thereof stayed pending appeal within thirty (30) days after entry of such judgment or shall not be discharged within thirty (30) days after the expiration of any such stay;

(j) The Borrower shall default in the repayment of any indebtedness in excess of$100,000.00 owed to the Lender or any other person or entity and such default shall not be waived or remedied within thirty (30) days after the occurrence thereof or such further time permitted for the remedying of such default under the applicable documents or shall result in the acceleration of such indebtedness;

(k) Any governmental authority shall adversely classify the Loan or take any action or enact any rules which, in the Lender's judgment, may adversely affect the ability of the Borrower to repay the Loan; PROVIDED, HOWEVER, the occurrence of the foregoing shall not constitute an Event of Default so long as the Borrower either (i) promptly undertakes to reverse, stay or rescind such action or ruling and effects such result within ninety (90) days from the date of such action, or (ii) promptly takes all steps necessary to comply with such action or ruling and thereby substantially mitigates, in the Lender's judgment, the adverse effect of such governmental action or rule within ninety (90) days of its occurrence;

(1) All or any material portion of the Property shall be condemned, seized or appropriated without compensation and the Borrower shall not, within thirty (30) days after such condemnation, seizure or appropriation, initiate and thereafter diligently prosecute appropriate action to contest in good faith the validity of such condemnation, seizure or appropriation;

(m) If any Borrower dissolves, liquidates, winds up its affairs or otherwise terminates its existence, or claims non-liability or disclaims liability under this Loan; or

(n) The USDA shall fail to execute a Loan Note Guarantee or shall revoke or amend its Guarantee in favor of the Lender;

The Lender shall give written notice of any such Event of Default to the Borrower.

5.2  Additional Security. When any event shall have occurred which, in the determination of the Lender, may adversely affect the observance or performance of any agreement or covenant on the part of the Borrower to be observed and performed under the Loan Documents, the Borrower shall furnish, within ten (10) days of written request by the Lender, additional security or equity funds which, in the opinion of the Lender, will be adequate to protect the Lender against any such loss. In addition, upon the occurrence of such event, the Lender may advance funds or agree to undertake to advance funds to any third party to eliminate or reduce the risk of loss resulting from such event. Such agreement or agreements by the Lender shall be in such form and have such content, the funds advanced shall be in such amount, and such advances shall be made at such time or times and upon such terms and conditions as the Lender, in its judgment, deems appropriate, necessary or useful to eliminate, reduce or indemnify the Lender against any such danger. All sums paid or agreed to be paid by the Lender pursuant to such agreements or undertakings shall be for the account of the Borrower and shall be without prejudice to the Borrower's rights, if any, to receive such funds from the party to whom paid. The Borrower shall reimburse the Lender, upon demand, for any such sums paid by the Lender, together with interest at the rate applicable to the Loan from the date of payment until the date of reimbursement. Such advances shall be secured by the Loan Documents.

5.3  Right of Contest. The Borrower shall have the right to contest in good faith any claim, demand, levy or assessment by a third party the assertion of which would constitute an Event of Default hereunder; PROVIDED, HOWEVER, any such contest shall be prosecuted diligently and in a manner not prejudicial to the Lender hereunder; and, upon demand by the Lender, the contesting party shall make suitable provision by payment to the Lender or by bond satisfactory to the Lender for the possibility that the contest will be unsuccessful. Such provision shall be made within ten (10) days after demand therefor and, if made by payment of funds to the Lender, the amount so deposited shall be disbursed in accordance with the resolution of the contest either to the Borrower or the adverse claimant.

5.4  Marshaling. The Borrower hereby waives, to the extent permitted by law, any and all rights to require any security given hereunder to be marshaled and agrees and acknowledges that after the occurrence of any Event of Default, the Lender may, in its sole and absolute discretion, proceed to enforce its rights under the Loan Documents and to realize on any or all of the security for the Loan or any portion or portions thereof, irrespective of the differing nature of such security and whether or not the same constitutes real or personal property.

5.5  Right of Set-Off. Whenever a default exists, the Lender is authorized to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of Borrower's obligations under this Agreement, whether or not then due and payable. The Lender shall be deemed to have exercised its right of set-off immediately at the time of its election even though any charge therefor is made or entered on the Lender's records subsequent to that time. All costs, and expenses, including, without limitation, reasonable attorney's fees, paid or incurred by the Lender in connection with any such set-off shall be paid by the Borrower following Lender's demand.

Whether or not a default has occurred, Borrower authorizes Lender to charge any account Borrower maintains with Lender for the amount of any principal or interest owing under this Agreement on the date on which it is due.

Section 6. Miscellaneous Provisions.

6.1  Time of Payment. All prepayments and payments of principal under this Loan shall be credited against the Loan or credited to payment of other obligations of the Borrower under the Loan Documents on the date of receipt by the Lender so long as:

(a)      the payment is received by the Lender prior to noon, Hawaii Standard Time; and

(b)      the form or payment is in federal funds or other immediately available funds.

If condition (a) is not satisfied and condition (b) is satisfied, the payment will be credited on the first business day following the date or receipt by the Lender of the instrument of payment. If condition (a) is satisfied, credit will be made on the first business day which the Lender actually receives the funds represented by the instrument of payment.

6.2  Authority to File Notices.    The Borrower irrevocably appoints, constitutes and designates the Lender its attorney-in-fact to file or record any notice of completion or cessation of labor or any other notice that the Lender deems necessary or desirable to protect its interest hereunder or under any other Loan Document. Such power shall be deemed coupled with an interest and shall be irrevocable while any sum remains due and owing under any of the Loan Documents or any obligation of the Borrower thereunder remains unperformed.

6.3  The Lender's Right to Sell Participations in the Loan. The Lender may at any time sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of, to any one or more other lender or lenders (herein called "Participants"), all or any part of the indebtedness of the Borrower at any time outstanding under any of the Loan Documents subject to the USDA requirement that the Lender retain a minimum of five percent (5%) of the total USDA guaranteed Loan amount. The amount required to be retained must be of the unguaranteed portion of the Loan. The Borrower acknowledges and agrees that any such disposition will give rise to an obligation of the Borrower to each Participant and that, in such event, each Participant shall, for all purposes hereof, be entitled to the benefits of the Loan Documents and all other documents, instruments and agreements therein described, as its interest may appear. The Borrower hereby authorizes the Lender and each Participant, in case of default by the Borrower hereunder, to proceed directly by right of offset, banker's lien or otherwise against any assets of the Borrower which may at the time of such default be in the hands of the Lender or any Participant, to the full extent of their respective interests in the Loan; PROVIDED, HOWEVER, that the total amount realized by all lenders upon the exercise of such rights shall not exceed the then total obligations of the Borrower under the Loan Documents. The Borrower shall, from time to time at the request of any Participant, execute and deliver, or cause to be executed and delivered, to the Lender and any Participant or to such party or parties as the Lender and any Participant may designate, any and all such further instruments as may in the opinion of the Lender and any Participant be necessary or desirable to give full force and effect to such disposition, including, but not limited to, a new note or new notes to be issued in exchange for the Note and such estoppel certificates or other instruments as may be requested from the Borrower to evidence the continuing validity of the Loan Documents and the absence of any default by the Lender thereunder. In addition, the Borrower shall furnish the Lender all financial and other information relating to the Loan, the Property or the Borrower as may be requested by any Participant or prospective Participant. Notwithstanding the foregoing, Borrower acknowledges that no Participant shall be deemed a direct lender or co-lender with the Lender.

6.4  Proceedings, Surveys and Documents Must Be Satisfactory to the Lender. All proceedings taken in connection with the transactions provided for herein, all surveys, appraisals and any other documents, papers, drawings and other things required or contemplated by this Agreement and the person or persons responsible for the execution and preparation thereof shall be satisfactory to the Lender, and the Lender's counsel shall have received copies (or certified copies where appropriate in such counsel's judgment) of all documents which it may request in connection therewith.

6.5  Actions. The Lender shall have the right to commence, appear in or defend any action or proceeding purporting to affect the rights, duties or liabilities of the parties hereunder, or the disbursement of any Loan funds. In connection therewith, the Lender may incur and pay reasonable costs and expenses, including, but not limited to, reasonable attorneys' fees. The Borrower shall pay to the Lender on demand all such expenses and the Lender is authorized to disburse funds from the Loan for such purposes.

6.6  Timeliness; Term of Agreement; Survival of Representations and Warranties. Time is of the essence in this Agreement. This Agreement shall continue in full force and effect until all indebtedness of the Borrower to the Lender under the Loan Documents shall have been paid in full, and all obligations of the Borrower under the Loan Documents shall have been fully observed and performed. All representations and warranties contained herein or made in writing by or on behalf of the Borrower in connection with the Loan shall survive the execution and delivery of the Loan Documents and any investigation at any time made by, through or on behalf of the Lender. All statements contained in any certificate or other instrument delivered to the Lender on behalf of the Borrower pursuant hereto or otherwise in connection with the Loan shall constitute representations and warranties hereunder.

6.7  Amendments and Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing, signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought. The affirmative and negative covenants of the Borrower are solely for the benefit of the Lender, who may waive or fail to enforce any or all of them without affecting the liability of the Borrower.

6.8  Remedies Are Cumulative. All rights, powers and remedies herein given to the Lender are cumulative and not alternative, are in addition to all rights, powers and remedies afforded by statutes or rules of law and may be exercised concurrently, independently, or successively in any order whatsoever. Without limiting the generality of the foregoing, the Lender may enforce any one or more of the Loan Documents without enforcing all of them concurrently or in any particular order.

6.9  No Waiver. No failure, forbearance or delay on the part of the Lender in exercising any power or right under any of the Loan Documents shall operate as a waiver of the same or any other power or right, and no single or partial exercise of any such power or right shall preclude any other or further exercise thereof or the exercise of any other such power or right. No advance of Loan proceeds by the Lender hereunder shall constitute a waiver of any of the conditions precedent to the Lender's obligations to make further advances, nor, in the event the Borrower is unable to satisfy any such condition, shall any such waiver have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as provided in this Agreement.

6.10  No Joint Venture. The execution of this Agreement, the making of the Loan and the exercise of any rights hereunder are not intended and shall not be construed to create a partnership or joint venture between the Lender and the Borrower.

6.11  Consents of the Lender. In all events where the consent of the Lender is required under the terms of any Loan Document, the Lender shall grant or refuse such consent within a reasonable period of time following the receipt of such request, in writing and accompanied by all documents and information required by the Lender for the purpose of its review and consideration of the Borrower's request for consent or approval and its consent will not be unreasonably or arbitrarily withheld or delayed. The standard to be applied in determining whether the Lender's granting or denial of consent is reasonable shall be the standard of prudent banking practice, taking into consideration all circumstances prevailing at the time any such consent or approval shall be requested, including (without limitation thereto) the size and nature of the Loan and any laws and regulations applicable to the Lender or any of the Participants. No consent or approval shall be effective unless and until given by the Lender in writing, executed by a duly authorized agent of the Lender.

6.12  Notices. All notices, requests, demands or documents which are required or permitted to be given or served hereunder shall be in writing and personally delivered, or sent by registered or certified mail addressed as follows:

To BORROWER at:		CYANOTECH CORPORATION
73-4460 Queen Kaahumanu Highway, Suite 102
Kailua-Kona Hawaii 96740
Attention: Jole Deal

NUTREX HAWAII, INC.
73-4460 Queen Kaahumanu Highway, Suite 102
Kailua-Kona, Hawaii 96740

	with a copy to:	Gregory Nasky
Goodsill Anderson Quinn & Stifel LLP
999 Bishop Street, Suite 1600
Honolulu, Hawaii 96813

To LENDER at		FIRST FOUNDATION BANK
18101 Von Karman Avenue, Suite 750
Irvine, California 92612

The addresses may be changed from time to time by the addressee by serving notice as heretofore provided. Service of such notice or demand shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the third day after the date of mailing, whichever is earlier in time.

6.13 Entire Agreement. The Loan Documents constitute all of the agreements between the parties relating to the Loan and supersede all other prior or concurrent oral or written letters, agreements or understandings.

6.14  Assignment; Parties in Interest.    The Lender shall have the right to assign its interest in this Agreement to any subsequent holder or holders of the Note without the consent of the Borrower. The Borrower shall not assign this Agreement without the prior written consent of the Lender. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and, in particular, shall inure to the benefit of and be enforceable by the holder or holders from time to time of the Note or any part thereof or interest therein.

6.15  Headings of Paragraphs. The headings of paragraphs and subparagraphs herein are inserted only for convenience and reference and shall in no way define, limit or describe the scope or intent of any provision of this Agreement.

6.16  Applicable Law.    This Agreement is executed and delivered in and shall be construed and enforced in accordance with the laws of the State of Hawaii.

6.17  Waiver of Right to Jury Trial; No Offset by Borrower. The Lender and Borrower knowingly and voluntarily waive the right to trial by jury in any lawsuit, action or proceeding arising out of or related to this Agreement. The Borrower waives the right to offset its liability under this Agreement, including, but not limited to, the right to assert any counterclaim it may have against the Lender, it being agreed that the Borrower's liability to the Lender under this Agreement shall be distinct and independent of any liability owed by the Lender to the Borrower.

6.18  Severability. If any provision of this Agreement or the other Loan Documents is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement and the other Loan Documents will remain unaffected.

6.19  Terms and Conditions of This Agreement Supplement Other Loan Documents. The terms and conditions of this Agreement and the covenants, representations and warranties of the Borrower under this Agreement shall not be deemed to supersede, amend or modify the obligations and duties of the Borrower under the other Loan Documents. The terms and conditions of this Loan Agreement and the covenants, representations and warranties of the Borrower hereunder merely supplement and do not supplant or supersede provisions of similar effect or subject matter in the other Loan Documents.

6.20  Agents.      In exercising any rights under this Agreement or the other Loan

Documents, the Lender may act through its employees, agents or independent contractors.

6.21  Patriot Act Notice. Federal law requires all financial institutions to obtain, verify, and record information that identifies each person establishing an account (loan or deposit) relationship with such financial institution. In the course of processing this credit facility and the application therefor, Lender has and may, in the future, ask for Borrower's name, address, date of birth, and other information that will allow Lender to identify you. Lender may also ask to see your driver's license or other identifying documents. Each Borrower by executing this instrument agrees to comply with all such requests.

6.22 Counterparts. The parties hereto agree that this instrument may be executed in counterparts, each of which shall be deemed an original, and said counterparts shall together constitute one and the same agreement, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts. For all purposes, including, without limitation, recordation, filing and delivery of this instrument, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

IN WITNESS WHEREOF, the Lender and the Borrower have executed this Agreement on the day and year first above stated.

FIRST FOUNDATION BANK	CYANOTECH CORPORATION,
a Nevada corporation

By /s/ Christopher M. Naghibi	By /s/ Gerald Cysewski
CHRISTOPHER M. NAGHIBI	GERALD CYSEWSKI
Its Chief Credit Officer	Its Executive Vice President
Lender
By /s/ Jolé Deal
JOLE DEAL
Its Chief Financial Officer

NUTREX HAWAII, INC.,
a Hawaii corporation

By /s/ Gerald Cysewski
GERALD CYSEWSKI
Its Executive Vice President

By /s/ Jolé Deal
JOLE DEAL
Its Chief Financial Officer

Borrower